Exhibit 99.1

SECURITY FEDERAL CORPORATION
APPOINTS NEW DIRECTOR AND
ANNOUNCES PROMOTIONS OF BANK OFFICERS

Aiken, SC – December 28, 2010 - Security Federal Corporation (OTCBB:SFDL) (“Company”), the holding company for Security Federal Bank (“Bank”), today announced that on December 16, 2010 H. Odell Weeks, Jr. had been appointed as a director of the Company and the Bank effective January 1, 2011.  The Company also announced that effective January 1, 2011, J. Chris Verenes has been named Chief Executive Officer of the Bank and Frank M. Thomas, Jr. has been named as President of the Bank.

Mr. Weeks previously served as a Director of the Company and the Bank from 1978 until his retirement on April 1, 2008.  Mr. Weeks is an Insurance Broker and Business Development Officer with Hutson-Etherredge Companies, a position he has held since May 1995. Prior to that, Mr. Weeks was President and Chief Executive Officer of Lyon, Croft, Weeks & Hunter Insurance Agency from May 1965 to May 1995.

In connection with Mr. Verenes' appointment as Chief Executive Officer of the Bank, he was also appointed as Chairman of the Bank’s Board of Directors.  Mr. Verenes has served as President of the Bank since January 26, 2004 and as a Director of the Company and the Bank since 2002.   Prior to his employment at the Bank, he held a variety of management positions with Washington Group International, an engineering and construction company that manages and operates major government sites throughout the United States for the Department of Energy from 1996 until January 2004.

Mr. Thomas has been employed by the Bank since 1994 and has served in various positions of increasing responsibilities.  Most recently, Mr. Thomas had served as Executive Vice President of the Bank since 2007.

"We are very pleased to welcome Odell back to our board.  He brings significant leadership skills that complement our board and will be a valuable addition to the Board," stated Timothy W. Simmons, President and Chief Executive Officer of the Company.  "I am also pleased to announce the promotions of Chris and Frank and to recognize each of their contributions to our success, as well as their increasing levels of responsibility within our company," said Simmons. "Our directors and employees join me in congratulating Chris and Frank on their well-earned promotions."

About the Company Security Federal Bank has 13 full service branch locations in Aiken, Clearwater, Graniteville, Langley, Lexington, North Augusta, Wagener, Columbia and West Columbia, South Carolina and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly-owned subsidiary, Security Federal Insurance, Inc.

Forward-looking statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are made pursuant to the safe harbors of the PSLRA. Any such forward-looking statements are subject to various risks and uncertainties and are therefore qualified by Security

Federal Corporation’s cautionary statements contained in its filings with the Securities and Exchange Commission, including, but not limited to Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.   Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  The Company undertakes no responsibility to update or revise any forward-looking statements.

For additional information contact Roy G. Lindburg, Chief Financial Officer, at (803) 641-3000.